Exhibit 99.2

InSite Vision Incorporated Corporate Conference Call

June 8, 2015

Corporate Speakers

•	Louis Drapeau	InSite Vision Incorporated	CFO, VP - Finance

•	Timothy Ruane	InSite Vision Incorporated	CEO

Conference Participants

•	Rick Elkin

•	Noah Alpern

•	Louis Alpern

•	Michael Rosetta

PRESENTATION

Operator^ Good day ladies and gentlemen, and welcome to the InSite Vision to Merge with Canadian Biotechnology Company QLT Corporate Conference Call.

My name is Derrick and I will be your operator for today. At this time, all participants are on a listen-only mode. We shall facilitate a question-and-answer session at the end of the conference.

(Operator Instructions).

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to Mr. Louis Drapeau. You may proceed.

Louis Drapeau^ Thank you [Derrick], and good afternoon everyone and welcome to InSite Vision’s conference call to discuss the merger of QLT Incorporated and InSite Vision.

I’m Lou Drapeau, InSite Vision’s Chief Financial Officer. Also with me today is Tim Ruane, our Chief Executive Officer.

Before beginning our prepared remarks, I’d like to remind you that the comments made during this conference call may contain forward-looking statements that involve risks and uncertainties regarding the merger and InSite Vision’s operations and future results.

I encourage you to review the legal disclosures in the Company’s slide deck today, and the Company’s filing with the Securities and Exchange Commission, including without limitation the Company’s Form 10-K and 10-Qs which identify specific factors that may cause actual results or events to differ materiality from those described in the forward-looking statements.

The content of this conference call contains time-sensitive information that maybe accurate only as of the date of this broadcast, June 8th, 2015. The Company undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Now, I’d like to turn the call over to Tim Ruane, our CEO.

Tim?

Timothy Ruane^ Thank you Lou. I’m pleased to speak with you today following our announcement of the definitive merger agreement, announced this morning between InSite Vision and QLT Incorporated.

Before I discuss today’s announcement and walk through parts of the presentation, I’d like to make some introductory comments and provide some historical perspective on this opportunity and new direction for InSite Vision.

I first became aware of and professionally involved with QLT more than 23 years ago when I was the head of North American Marketing for Lederle Oncology. And we were QLT’s first corporate partner working on their early flagship product, Photofrin.

I travelled to Vancouver, British Columbia many times to visit QLT and I was thoroughly impressed with the Company, the pride of the organization and the immense dedication and the commitment to the patients that they start to help with their therapies.

One of their earlier stage pipeline products would later become Visudyne, a therapy that would change the way people who suffered from the wet form of age-related macular degeneration would be treated. Visudyne was a very important drug when it was introduced. AMD causes progressive vision loss. And in the US alone, over 1.5 million patients suffered from this condition.

Upon approval and a successful commercial launch with Novartis as its partner, the product rocketed to nearly $500 million in peak sales on its first five years. And this proud Canadian company became a Bay Street and a Wall Street darling.

I moved to Vancouver at the end of 2004 and QLT was still the dedicated Canadian company I first visited 10 plus years earlier. But with the arrival of Genentech’s Lucentis for the treatment of AMD in 2006, QLT faced significant challenges.

In 2012, a wholesale change in the leadership of the Company occurred and the new board of directors embarked on a dedicated strategy to create and return value to its shareholders. QLT shed non-core assets, reduced and reorganized its Vancouver-based operations and return capital to its shareholders.

Today, QLT is a streamlined Canadian company with a favorable tax domicile, a strong balance sheet, a considerable cash position, and significant Canadian NOLs and R&D tax credits.

QLT’s remaining pipeline asset is an ophthalmic-focused Phase three-ready ultra orphan product candidate, and oral retinoid that holds promise to help patients with certain genetic deficiencies slow or reverse their progressive blindness.

Today’s announcement represents another step forward in the dedicated strategy of the QLT board and the InSite Vision board to create shareholder strategy — shareholder value. And if you are a longtime InSite Vision shareholder, the histories of InSite Vision and QLT reveals some similarities: a wholesale leadership change, significant efforts to restructure the Company and a rapidly growing commercial product, AzaSite that suddenly goes into rapid revenue decline challenging the Company’s growth strategy.

But as with QLT, what we have here at InSite Vision are also proud and dedicated employees who have stuck with the Company through all the evolutionary changes, people dedicated not only to advancing our regulatory filings and pipeline, but people also believe in the promise of the QLT retinoid candidate and are well-prepared to assist in its rapid clinical and regulatory development.

As demonstrated by the unanimous approval and support for the transaction, both boards are enthusiastic about charting a new path forward, a new QLT that can unlock the potential of both companies’ pipeline assets and create significant shareholder value.

To that end, let’s examine the announcement today in more detail and as this is indeed a complex series of transactions, let me begin with the endpoint and the outcome.

The combination of QLT and InSite Vision will result in a diversified pure play, late stage pharma company focused on both front of the eye and retinal, or back of the eye indications. The combined company will have approximately $70 million pro forma cash balance, plus cash flowing in from the AzaSite North American royalty.

Via the InSite AzaSite and BromSite ex-US partnerships that we’ve created over the last 12 months, the combined company has the potential for additional cash inflows from milestones and royalties.

From a pipeline standpoint, our BromSite NDA filing will occur later this week as QLT has provided, the $2.4 million PDUFA fee to facilitate its filing is part of this proposed transaction.

Starting immediately, we will initiate joint efforts with QLT to put in place necessary steps to file an NDA for DexaSite’s Blepharitis indication. As outlined in the pipeline chart in the press release and also on the presentation today, the new QLT will have an impressive pipeline with combinations of low risk and high upside products all with impressive exclusivity positions backed by significant patent lives and multiple news flow and value creation events in the near, medium and long-term.

This will be a strong company for both the pipeline and financial point of view.

The new QLT will be a dual exchange company listed on both NASDAQ and the Toronto Exchange which we believe can truly unlock the value of the combined assets. And as we have discussed multiple times, the current OTC bulletin board exchange listing of InSite Vision is not optimal in terms of attracting investors.

As a Canadian domicile company and with significant Canadian NOL and R&D tax credits, the new QLT will have a favorable tax position and thus hold significant strategic flexibility for future partner in the M&A activity.

From an operational point of view, we believe there is tremendous team synergy and as noted, we are well-prepared to immediately embark upon initiating and executing the pivotal phase 3 study on the retinoid program.

At InSite Vision, we are true believers in both the clinical progress made and per regulatory status of the retinoid program in both Europe and the United States. And as we have done recently, we believe we can rapidly and efficiently execute upon this phase 3 opportunity. And if successful, drive the product through both MAA and FDA regulatory filings.

We believe QLT 091001 addresses a true unmet medical need and represents a tremendous commercial opportunity.

Once — in terms of deal structure, this is an all-stock transaction with QLT acquiring InSite Vision shares at an exchange ratio of 0.048, representing an implied price of $.178 cents, representing a premium of 27.2% over last Friday’s price at market’s close.

At close, the pro forma shareholder ownership of the new company will be 89% QLT and 11% InSite Vision. This transaction is structured to be a taxable event to current InSite shareholders and your new investment basis on QLT will also have the established at close.

The board of directors for both QLT and InSite Vision had unanimously approved the transaction.

Once our transaction closes, the new QLT will make two significant strategic investments which you as new QLT shareholders will benefit from in one of two ways, by either choosing a cash or strategic share distribution at your election.

First, the new QLT will be making a $45 million equity investment in Aralez Pharmaceuticals, a company created by an inversion transaction announced earlier today that combines Tribute Pharmaceuticals and Pozen Inc. and will be led by Adrian Adams as its CEO.

The new QLT is investing alongside a number of leading healthcare investors led by Deerfield who are committing up to a total of $350 million in equity and debt financing in Aralez Pharmaceuticals.

In return for its investment, the new QLT will receive shares of stock in the newly formed representing an approximately 9% ownership which will be distributed to new QLT shareholders. We believe this is an excellent and tax-efficient opportunity to participate in the growth of a newly formed exceptionally managed commercial stage Irish domiciled specialty pharmaceutical company.

However, if you would prefer liquidity, an investor group led by Broadfin, JW Asset Management and EcoR1 has agreed to provide a backstop for up to $15 million of new QLT investment, enabling new QLT shareholders to elect or receive the distribution in cash instead of the newly issued shares subject to proration.

Second, the new QLT shareholders will be issued redeemable, convertible notes with an aggregate principal amount of $25 million and a 21-month term starting from the third month following issuance. The $25 million principal of the new QLT cash will be put in escrow and following a 90-day lockup period and for up to a two year period, it will be your decision to redeem the notes for cash or to wait and redeem the notes for QLT shares at the end of the two year period.

The strike price of the redeemable, convertible notes will be a VWAP or volume-weighted average price of QLT shares to the 10 trading days following the record date for issuance, plus a 35% premium.

This provides you and essentially a two year call option and an ability to play the potential upside of the new QLT in stock.

In summary, these notes will provide you the option of near-term liquidity and/or the potential for future capital investment in QLT.

The approval of QLT shareholders is not required to close this transaction. InSite Vision will file a comprehensive proxy statement on this transaction and will schedule a shareholder vote and meeting.

We believe this is a strategically strong transaction and a good outcome for InSite Vision shareholders and as such we look forward to our upcoming shareholder vote in the eventual close of the transaction.

We believe the new QLT will present both companies and their respective shareholders with the prospects of advancing the strongest assets of each company and we greatly appreciate your ongoing support.

Operator, we will now open up the lines for questions.

QUESTIONS & ANSWERS

Operator^ (Operator Instructions).

Our first question will be from the line of [Rick Elkin].

Rick Elkin^ Yeah, hi Tim, hi Lou. Two questions. What is the interest rate on the convertible preferred note?

Timothy Ruane^ There is not — it is not an interest faring note.

Rick Elkin^ Oh, so it’s like a zero coupon?

Timothy Ruane^ Correct.

Rick Elkin^ Okay.

Is there a breakup fee to this transaction?

Timothy Ruane^ There is as is customary contemplated the breakup fee.

Rick Elkin^ So there is one. Who gets it? InSite or QLT if the …

Timothy Ruane^ As this customary can go both ways, but all of the details on that will be on our regulatory filings.

Rick Elkin^ Okay. And who’s going to manage the new company and what happens to the InSite employees?

Timothy Ruane^ Well I think one of the most exciting things about this opportunity behind the — beyond the strong balance sheet and beyond the very strong pipeline is the ability to combine the two operational leadership teams to get to both the best value out of the people on both sides of the Company. QLT is still a legacy company in Canada that is operational and maintaining its NASDAQ and TSC listing and are doing so quite well. And we are in good position with our teams here to blend well with them and leave the combined company forward.

Rick Elkin^ So it will be a combination?

Timothy Ruane^ Correct.

Rick Elkin^ Okay.

Timothy Ruane^ And part of that is important to maintain that it is indeed a Canadian domicile and Canadian company.

Rick Elkin^ Okay. And how about the board, any comments on how that will be made up between the present QLT board, the new investors and InSite?

Timothy Ruane^ It is contemplated at this time. I believe there’s six QLT existing directors and there will be two addition to the CEO and one additional nominated by InSite. So it would be a true hybrid board that, you know, reflects in approximation the combination of the Company’s financials.

Rick Elkin^ Okay. And do new investors won’t have board representation?

Timothy Ruane^ Not as I understand it, no.

Operator^ Your next question will be from the line of [Noah Alpern].

Noah Alpern^ Hi Tim, hi Lou. Thanks for taking the call.

I guess as a longtime shareholder, it’s pretty disappointing that with all the prospects the Company effectively gets hold for $25 million, I’m wondering what other offers are on the table? And if you’re willing to discuss any of those?

Timothy Ruane^ I would think it would be appropriate, Lou, to discuss, you know, any other discussions or offers we may or may not have had on the table. This is a deal that we have been working on for some time.

We think it makes very good sense, you know. The prior which stalled in InSite Vision was based on the success of AzaSite and how we are going to grow organically to get back on a major exchange.

As you know all too well that the change of hands of AzaSite from one part to another put us in a very challenging position to where we could not get out of non-major exchange listing. And this is a smart deal that gets us into a major exchange listing, gets us well capitalized much better than any other diluted financing that could’ve been contemplated. And also bolts us on to what we think is a very interesting product in the QLT retinoid program.

Noah Alpern^ Okay. So can you talk about the timeline now that – assuming the deal does go through, what the timing would be on the InSite — the product line?

Timothy Ruane^ Well most — you mean in terms of close with the transaction look?

Noah Alpern^ No, it would be in terms of — so once there’s adequate financing the deal closes, then where does that put InSite’s product line as far as getting an FDA approved?

Timothy Ruane^ We are going to be working towards – as our deck says, doing everything we can to advance DexaSite to an NDA filing — well, I mean BromSite will be filed this week. So the BromSite filing will occur later this week and there will be a press release when it occurs. That’s step one.

Step two is we will be working to manufacture the registration batches, working with QLT’s people on that to get that manufactured and to put us in position to be able to file DexaSite in 2016.

We will also be working with the existing QLT team and all of the progress they’ve made from a regulatory and clinical point of view to get a phase 3 study up and running as fast as possible on the retinoid program, because we believe there is an opportunity to drive that to an early MAA filing for conditional approval in Europe, most likely once the study is up and running, and also an eventual filing within the FDA later on. And that is contemplated as well.

So the immediate focus of the Company will be BromSite filing, getting it approved, executing what we need to do to get DexaSite filed from blepharitis in the US and possibly Europe, and also focus on the retinoid and early MAA filing for Europe once the phase 3 study is up and running.

Noah Alpern^ All right, thank you.

Operator^ (Operator Instructions).

Your next question will be from the line of Louis Alpern.

Louis Alpern^ Hi Tim, hi Lou. What happened to the tax carry-forwards for InSite, are they gone?

Timothy Ruane^ They will not vanish, but they will be limited once the change of control is done and we will be examining closely what our options are for utilizing those moving forward between now and close.

Louis Alpern^ So and what is QLT’s — what tax loss carry-forwards do they have?

Timothy Ruane^ They have approximately $140 million in Canadian NOLs and R&D tax credits.

Louis Alpern^ And what did InSite have?

Timothy Ruane^ I think surprisingly, Lou, $80 million?

Louis Drapeau^ $80 million.

Timothy Ruane^ $80 million.

Louis Drapeau^ Plus the California State, which is about $50 million.

Louis Alpern^ Plus another $5-0-million?

Louis Drapeau^ Yeah. Per state.

Louis Alpern^ And all that goes away or almost all of it goes away …

Louis Drapeau^ It doesn’t go away, it’s just limited, Lou. It’s just limited. And you know, the congress put that in place years ago so people didn’t just buy companies for their NOLs.

Louis Alpern^ Is it so much a year that we could use in the Company or not?

Louis Drapeau^ Yes, we can use it going forward.

Louis Alpern^ Roughly, how much are here?

Louis Drapeau^ I’m not sure. It will really depend where we’ve started that process with tax accountants, but I don’t have that number with me right now.

Louis Alpern^ Okay. And the retinoid product, are we talking 2017 if we get a study going? 2018, or beyond?

Timothy Ruane^ As the …

Louis Alpern^ In the US

Timothy Ruane^ As our deck shows on page 13, the plan is a conditional MAA filing for conditional approval and in first half of 2016. And on the timeline, we’re looking at for the phase 3 study, we believe we can get an NDA, an MAA for approval filing in 2018.

Louis Alpern^ Okay. And do we have an estimate — maybe this is in the slides. But what we think the BromSite potential annual sales are, the DexaSite annual sales and the retinoid annual sales?

Timothy Ruane^ We’re not providing any guidance on BromSite or DexaSite financial guidance at this point. QLT believes that we concur that the retinoid drug could have a $500 million plus market potential.

Louis Alpern^ Let’s hope it works. It would be a huge – as a practicing physician that would be a huge step forward if it does work given the slow, the progression.

Timothy Ruane^ Well as you know Lou, it’s a genetic disease, it’s easy to diagnose and it’s — you know, the approach of enzyme or placement for a genetically missing enzyme is fairly straightforward. I think what we just have to do is make sure we have the right phase 3 study which we believe they do have. And where we really comment, I think it offers some values to drive it forward to get it up and running and execute it quickly as we have done with other phase 3 progress.

Louis Alpern^ Okay. And do we have a — is the idea with both BromSite and DexaSite to then use a different distribution channel that is a company that has a large sales force that could drive these products in the marketplace …

Timothy Ruane^ I think that would be board level — a new QLT board level discussion and decision post-close that has the assets moved towards being approved.

Louis Alpern^ Okay, thank you.

Operator^ Your next question will be from the line of [Michael Rosetta].

Michael Rosetta^ Hi there. Thanks for taking the question. Just two quick questions for you. One, I missed it at the start of the call when you were talking about the structure of the transaction. Are you creating a sub to effectively create an inversion yourself with QLT, or that was a reference to Tribute and Pozen?

Timothy Ruane^ I think it’s a reference to Tribute and Pozen. Because we are being acquired by QLT, we will merge into their favorable Canadian tax domicile. So it’s not an inversion, rather an acquisition into a favorable Canadian tax position.

Michael Rosetta^ Okay, fair enough.

Timothy Ruane^ And obviously a dual-listed with NASDAQ and TSC major listings.

Michael Rosetta^ Right, fair enough. Thanks.

And then, I guess second question is just from a financing strategy, you know, you have substantial cash on hand. Is there some thought as to bring additional partners, licensing products as they get to approve — is there any sort of thought as to, you know, what this — you know, what the financing plan? I suspect that $70 million won’t last all that much longer.

Timothy Ruane^ Well I wouldn’t say that. I think one of the very smart things about this deal as contemplated by the QLT board and the InSite Vision board is that the Company will be in a very, very strong financial and operational position at close. With $70 million in unrestricted cash, and then $25 million in restricted cash, that could be unrestricted in two years.

There is — that is not contemplated that this company will need any additional financing any time soon. That’s one of the beauties of it is to have a very, very strong combined company financially as well as operationally between the synergy of the two teams and the two different locations, and a pipeline with an exclusivity and patent life, that quite frankly I think is very attractive.

So that will put us in a position to be very opportunistic on how we choose partners and when we choose partners.

Michael Rosetta^ Okay. Thanks.

Operator^ We do have a follow up coming from the line of Rick Elkin.

Rick Elkin^ Yeah, Tim, what’s the name of the condition that the retinoid drug treats and what is the missing enzyme?

Timothy Ruane^ So if you go to page 13 on our deck, which I have up right now, is referred to really as liver congenital amaurosis or LCA, and Retinitis Pigmentosa or RP. And it gives the prevalence there. And also potential for some other larger diseases that could be treated by this. But the two ultra-orphan conditions for which the QLT is very successfully received, orphan drug-designation in both Europe and the United States and I might add, fast track designation in the United States, are the two orphan conditions, and those would the focus of the phase 3 program initially.

Whether or not other indications come down the road, you always look for those, but the primary focus of this program in terms of advancing it to phase 3 are these two ultra-orphan indications.

Operator^ We do have another follow up question coming from the line of Louis Alpern.

Louis Alpern^ Tim, is there any study contemplated to use BromSite in conjunction with Avasting, Eylea or any of the similar type products for wet macular degeneration which would extend?

Timothy Ruane^ Would extend the revenue stream? I lost you at the end

So I think I know the question. We have often talked about …

Louis Alpern^ Facility

Timothy Ruane^ Yeah. Once BromSite is approved, [Cameron] and I have talked with our SAB members and other practicing ophthalmologists about at least two potential indications. The most logical one would be the reduction of cystoid macular edema in the diabetic sub-population, which would, depending on where you look at, six-fold to maybe twelve-fold longer script than the normal two-week.

So that is there. That’s obviously a larger phase 3 study and one that would probably be smart to do, funded with operational revenues of the drug. And we will, you know, discuss that with our SAB members and others and certainly with the new QLT board about the pros and cons of that type of investment and study what it could mean.

And obviously bolting on to anti-VEGF therapies — there was some pilot work done by that, by believe is a group of organ that showed that you could extend the treatment between — periods between anti-VEGF injections and you know, Kamran reminds me there were two studies of that. So that’s another one that we think given our very long patent life of about 2029 on BromSite, would make sense to pursue.

But again, our focus right now is to get the deal closed and to get the new board together. And quite frankly there are so many opportunities in our combined pipeline that it’s — we’re going to be very selective I’m sure on how we deploy capital and in which areas it will get the fastest and best value-creating events for the shareholders.

Louis Alpern^ Thank you.

Operator^ And at this time ladies and gentlemen, we have no further questions in queue. I would like to turn the conference back over to Mr. Tim Ruane for any closing remarks.

Timothy Ruane^ Thank you once again for your interest and your time today. We appreciate your patience, your support of InSite Vision, and the interest of what lies ahead for the new QLT as a newly formed specialty pharmaceutical company focused on [Atomics] with funding and near-term value creation catalyst, and late stage pipeline and an R&D organization of highly experienced synergistic leadership team.

We look forward to keeping you updated on this process. Thank you very much for your time.

Operator^ Ladies and gentlemen, that concludes …

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Important Information for Investors and Stockholders

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction between QLT and InSite Vision, QLT will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of InSite Vision that also constitutes a prospectus of QLT. The definitive proxy statement/prospectus will be delivered to stockholders of InSite Vision. INVESTORS AND SECURITY HOLDERS OF INSITE VISION ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors in InSite Vision will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by QLT and InSite Vision through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by QLT will be available free of charge on QLT’s website at www.QLT.com or by contacting QLT’s Investor and Media Relations at 212-600-1902. Copies of the documents filed with the

SEC by InSite Vision will be available free of charge on InSite Vision’s website at www.InSiteVision.com or by contacting InSite Vision at the numbers provided for Media and Investor Inquiries below.

Participants in the Merger Solicitation

QLT, InSite Vision, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the QLT and InSite Vision shareholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information about the directors and executive officers of QLT is set forth in its Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2015. Information about the directors and executive officers of InSite Vision is set forth in its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on February 19, 2015.